Exhibit 5.1

September 11, 2008

Speedemissions, Inc.

1015 Tyrone Road

Suite 220

Tyrone, GA 30290

Ladies and Gentlemen:

As counsel to Speedemissions, Inc., a Florida corporation (“Speedemissions”), we have been requested to render the following opinion to you in connection with Speedemissions’ Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by Speedemissions of (i) 2,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) authorized to be issued pursuant to the Speedemissions, Inc. 2006 Stock Grant and Option Plan (the “2006 Plan”); and (ii) 5,000,000 shares of Common Stock (collectively with the 2,000,000 shares of the 2006 Plan, the “Shares”) authorized to be issued pursuant to the Speedemissions, Inc. 2008 Stock Grant and Option Plan (the “2008 Plan”).

In connection with this opinion, we have reviewed or are familiar with the following: (i) the 2006 Plan and the 2008 Plan; (ii) the Certificate of Incorporation and Bylaws of Speedemissions, as each has been amended, (iii) resolutions of the Board of Directors of Speedemissions dated August 26, 2008 unanimously ratifying the actions taken at a duly held meeting of the Board of Directors on September 18, 2006, with regard to the adoption of the 2006 Plan; and (iv) resolutions of the Board of Directors of Speedemissions dated August 26, 2008 unanimously ratifying the actions taken at a duly held meeting of the Board of Directors on May 19, 2008, with regard to the adoption of the 2008 Plan. In addition, we have considered such matters of law as we have deemed appropriate as a basis for our opinion set forth below.

In rendering the opinion set forth herein, we have relied upon, and assumed the accuracy of the above referenced documents with respect to the factual matters set forth therein. We assume the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies in the legal capacity of all natural persons.

Based on the foregoing, we are of the opinion, as of the date hereof, that the Shares of Common Stock to be issued by Speedemissions pursuant to the Plan have been duly authorized and, when so issued, will be validly issued, fully paid and non-assessable.

The law covered by the opinions expressed herein is limited to the Federal laws of the United States and corporate laws of the State of Florida.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Yours very truly,

/s/ BURR & FORMAN LLP
BURR & FORMAN LLP